NOT FOR IMMEDIATE RELEASE

E-LOAN Announces Auto Loan Sale

Major Financial Institution Purchases Auto Loans from E-LOAN Auto Fund One, LLC, a qualified special purpose entity of E-LOAN, Inc.;
Transaction increases E-LOAN cash balance by $15 million and generates an approximate $2.5 million gain

Pleasanton, Calif. - April XX, 2005 - E-LOAN® (Nasdaq: EELN), an online consumer direct lender, today announced that on March 30, 2005 a major financial institution purchased substantially all of the auto loans held by E-LOAN Auto Fund One, LLC, a qualified special purpose entity of E-LOAN, Inc. The unpaid principal balance of these loans totaled approximately $651 million. E-LOAN, Inc. received net cash proceeds from this transaction of approximately $15 million and will record a first quarter 2005 gain on this transaction of approximately $2.5 million. The gain represents the excess of total proceeds received over the carrying value of E-LOAN, Inc.’s retained interest in the purchased auto loans.

“Recent strong capital markets demand for auto loans enabled this transaction and resulting gain,” said Mark Lefanowicz, President and Chief Executive Officer of E-LOAN, Inc. “While no formal decision has been made, the $15 million cash infusion provides flexibility to pursue options such as loan securitizations or a potential repurchase of our common stock.”

E-LOAN, Inc. will continue to fund vehicle loans under its existing vehicle warehouse line of credit and will continue to sell funded loans to whole loan purchasers for cash. While the specific credit facility used to fund E-LOAN Auto Fund One's purchase of vehicle loans from E-LOAN, Inc. terminated on March 30, 2005 with the closing of this transaction, E-LOAN, Inc. intends to enter into a new credit facility agreement by the middle of April 2005. E-LOAN Auto Fund One retained approximately $2.1 million in assets, predominantly delinquent and nonperforming vehicle loans (net of allowances for loan losses). Effective March 30, 2005, E-LOAN Auto Fund One became a consolidated subsidiary of E-LOAN, Inc.

About E-LOAN, Inc.
E-LOAN is an online consumer direct lender dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain mortgage, auto and home equity loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated advice tools, E-LOAN is pioneering the nascent debt management advice category -- helping consumers proactively manage their loan portfolios to lower their overall borrowing costs. The company relentlessly advocates eliminating the unnecessary processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. Protecting consumers' financial privacy is a paramount concern, prompting E-LOAN to implement industry leading privacy practices and advocate strong consumer financial privacy protection laws. In June 2004, an independent study conducted by TRUSTe and The Ponemon Institute ranked E-LOAN as one of the top 20 most trusted companies for privacy in America. E-LOAN was the highest ranked online financial services company to make the top 20.

Consumers can log onto www.eloan.com or call 1-888-E-LOAN-22 to access E-LOAN's products, services and team of dedicated loan and debt advice professionals. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through December 2004, E-LOAN has originated and sold over $24.1 billion in consumer loans.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN's actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN's periodic filings with the Securities and Exchange Commission.

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